EXHIBIT 4.2

                        MINUTES OF THE BOARD OF DIRECTORS
                          OF LIUSKI INTERNATIONAL, INC.


          A Special Meeting of the Board of Directors of Liuski International, Inc. (the "Company"), was held by telephone on July 7, 1993 at 11:00 a.m.

             PRESENT:           Hsing Yen Liu
                                Edwin Feinberg
                                Manuel C. Tan
                                Xeubing Wang
                                Paul J. Konigsberg

constituting the entire Board of Directors of the Company.

             ALSO PRESENT:      Joseph L. Cannella.

          The meeting was called to order by Mr. Hsing Yen Liu, who acted as Chairman. Mr. Feinberg acted as Secretary.

          Upon motion duly made, seconded, and unanimously carried, the reading of the minutes of the previous meeting was waived and the Minutes were approved.

          The first order of business was to review the annual salaries of the Company's Executive Officers. After discussion, upon motion duly made, seconded, and carried by four affirmative votes, Mr. Liu abstaining, it was

          RESOLVED, that Mr. Liu's annual salary be increased effective July 1, 1993 to $200,000 per annum.

          After discussion, upon motion duly made, seconded, and carried by four affirmative votes, Mr. Tan abstaining, it was

             RESOLVED, that Mr. Tan's annual salary be increased effective July 1, 1993, to $150,000 per annum.




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          After discussion, upon motion duly made, seconded, and carried by four affirmative votes, Mr. Feinberg abstaining, it was

             RESOLVED, that Mr. Feinberg's salary be increased effective July 1, 1993, to $95,000.

          The Chairman stated that the next order of business to be considered was the adoption of a compensation policy and the preparation of a Compensation Report to be included in the Proxy Statement to be furnished to shareholders in connection with the Company's 1993 Annual Meeting. After discussion, upon motion duly made, seconded, and unanimously carried, it was

             RESOLVED, that the compensation report annexed hereto as Exhibit A constitutes the Compensation Report of the Board of Directors of the Company to be incorporated into the Proxy Statement furnished to shareholders in connection with the Company's 1993 Annual Meeting.

          The Chairman then discussed the Company's employment of Michael S. Hong, who has substantial marketing experience in the computer industry most recently with Samsung Electronics Co. and its affiliates. The Chairman suggested that the Company would benefit by Mr. Hong's experience and capabilities and recommended that he be given the title and authority of an Executive Officer of the Company. After discussion, upon motion duly made, seconded, and unanimously carried, it was

             RESOLVED, that the Company's employment of Michael S. Hong as Senior Vice President - Sales and Marketing at an annual salary of $120,000 per annum be affirmed and ratified.

          Mr. Feinberg stated that the next order of business to be considered was the granting of stock options to Mr. Hong and Mr. Michael Laezza, the latter of whom joined the Company as Vice President - Product Management earlier in 1993. Mr. Feinberg stated that it would be to the advantage and interest of the Company to grant options to these employees as an inducement for them to remain


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in the service of the Company,  or of its subsidiaries,  and as an incentive for increased efforts during such service. After discussion, upon motion duly made, seconded, and unanimously carried, it was

             RESOLVED, that the Company be and it hereby is authorized to grant stock options to acquire 10,000 shares of the Company's common stock to Michael Hong and that such options become exercisable as to 33 1/3% of the total options granted on each of the first three anniversaries of the date of grant, and otherwise be subject to forfeiture consistent with the Company's policy with respect to options granted to other employees, and it is further

             RESOLVED, that the Company be and it hereby is authorized to grant stock options to acquire 5,000 shares of the Company's common stock to Michael Laezza and that such options become exercisable as to 33 1/3% of the total options granted on each of the first three anniversaries of the date of grant, and otherwise be subject to forfeiture consistent with the Company's policy with respect to options granted to other employees, and it is further

             RESOLVED, that the purchase price per share of the options issued to the Company's employees referred to in these minutes shall be the greater of (i) the closing price for the Company's common stock on this day on the National Association of Securities Dealers, Inc. Automated Quotation System/National Market System which is hereby determined to equal the fair market value of the common stock of the Company on this day or (ii) $9.63, and it is further

             RESOLVED, that the Chairman, or anyone designated by the Chairman, hereby is authorized and empowered to execute and deliver such instruments, agreements or documents as may be necessary or desirable to implement the terms, provisions, purposes and intents of the foregoing resolutions, and that any person authorized herein to execute any such instrument, agreement or documents is further authorized to approve any modification thereof or addition thereto, and the delivery thereof of any such instrument, agreement or documents shall be conclusive evidence of such person's authority as granted herein and approval thereof by the Board of Directors.

          Mr. Feinberg then stated that the last order of business to be considered is an increase in the number of common shares of the Company that may be granted under the Company's 1991 Stock Option Plan. After discussion, upon motion duly made, seconded, and unanimously carried, it was



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             RESOLVED,  that the number of shares that may be granted  under the
             Company's 1991 Stock Option Plan be increased from 300,000 to 450,000 of the Company's common stock.

          Mr. Konigsberg then suggested that the next meeting of the Board of Directors be held at his offices on August 4, 1993 at 9:00 a.m.

          There being no further business to come before the Meeting, upon motion duly made, seconded, and unanimously carried, the Meeting was adjourned.




                                                           /s/ Edwin Feinberg
                                                           ------------------
                                                           Edwin Feinberg
                                                           Assistant Secretary





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                                                                 EXHIBIT 4.2

                  MINUTES OF THE ANNUAL MEETING OF STOCKHOLDERS
                          OF LIUSKI INTERNATIONAL, INC.
                                 August 26, 1993

          The annual meeting of stockholders of Liuski International, Inc. (the "Company"), was held on August 26, 1993, at the Huntington Hilton Hotel, Melville, New York, at 10:00 A.M.

          The meeting was called to order by Hsing Yen Liu, President and Chief Operating Officer of the Company. Manuel C. Tan, President and Chief Operating Officer of the Company, acted as Secretary of the meeting. Mr. Tan gave a short report on the Company's activities. Mr. Tan then introduced Joseph L. Cannella, a partner of Fischbein Badillo Wagner Itzler, and counsel to the Company to handle the formalities of the meeting. Mr. Cannella then introduced the following directors and executive officers of the Company who were present at the meeting:

     Hsing Yen Liu       -    Chairman of the Board of Directors and Chief
                              Executive Officer

     Manuel C. Tan       -    Director, President and Chief Operating Officer

     Edwin J. Feinberg   -    Director, Vice President - Finance, and Chief
                              Financial Officer

     Paul J. Konigsberg  -    Director, and Senior Partner of Konigsberg Wolf
                              & Co., P.C., an Accounting Firm, since 1972

     Michael S. Hong     -    Senior Vice President - Sales and Marketing

          Mr. Cannella then noted the absence, due to pressing business overseas, of one director and one executive officer of the Company.

     Xeubing Wang        -    Director, and General Manager, U.S.A., of the Bank
                              of China since 1988, although affiliated with such bank since 1976

     Shirley Lee         -    Executive Vice President



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          Mr. Cannella announced the appointment of Mr. Feinberg as Inspector of
Election. The Oath of the Inspector of Election was submitted to the meeting.

          Mr. Cannella then declared that proxies representing the holders of a majority of the outstanding shares entitled to vote at the meeting had been received and that a quorum was present.

          Mr. Cannella presented to the meeting the notice of meeting, the affidavit of mailing thereof and a list of the holders of Common Stock entitled to vote at the meeting.

          Mr. Cannella then explained to the attending stockholders that the Company adopted a classified board of directors consisting of the five directors mentioned above divided into three classes and that the stockholders would be voting for the re-election of Mr. Tan and Mr. Wang as class 2 directors because their term of office expires at this annual meeting.

          The meeting then proceeded to the first order of business before the meeting which was the election of the class 2 directors. Upon motion duly made and seconded, Manuel C. Tan and Xeubing Wang were nominated to serve as directors of the Company, each to hold office for a term to expire at the third annual meeting of stockholders following this meeting and until their respective successors are elected and qualify.

          The meeting then proceeded to the next order of business before the meeting which was a proposal to approve an amendment to the Company's 1991 stock option plan to increase the number of shares that may be granted thereunder from 300,000 to 450,000 shares of the Company's common stock.

          Upon motion duly made and seconded, the following resolutions were presented for adoption:




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          RESOLVED,  that the Company's 1991 stock option plan be hereby amended by increasing the number of shares that may be granted thereunder from 300,000 to 450,000 shares of the Company's common stock, and be it further

          RESOLVED, that the Board of Directors and the officers of the Company be, and they hereby are, authorized and empowered to take all actions and execute and deliver all documents as may be necessary or advisable to effectuate the intent of the foregoing resolutions.

          Mr. Cannella then opened the floor for discussion on this motion and after no further discussions declared the item closed.

          The meeting then proceeded to the next order of business before the meeting which was a proposal to ratify the selection of BDO Seidman as the Company's certified independent public accountants for the 1993 calendar year.

          Upon motion duly made and seconded, the following resolutions were presented for adoption:

          RESOLVED, that the selection of BDO Seidman as the Company's certified independent public accountants for the 1993 calendar year is hereby ratified and approved.

          Mr. Cannella then opened the floor for discussion on this motion and after no further discussions declared the item closed.

          Mr. Cannella then instructed the attending stockholders voting by ballot to so vote by marking the appropriate ballot where indicated and asked the Inspector of Election to collect the ballots. He declared the polls closed after all the ballots were collected.

          Mr. Cannella then declared the meeting open for questions. Mr. Cannella then re-introduced Mr. Liu to answer any questions. After all questions had been answered, Mr. Cannella asked the Inspector of Election to determine the results of the voting. Following the question and answer period, the Inspector of Election indicated that he was ready to report on the balloting. The written Report on the Inspector of Election was then presented to the meeting.


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             The  Inspector of Election  reported that each of Manuel C. Tan and
Xeubing Wang had been elected to serve as directors of the Company until the third annual meeting next following this meeting and until their successors are elected and qualify.

             The Inspector of Election then reported that the proposal to amend the Company's 1991 stock option plan to increase the number of shares which may be granted thereunder from 300,000 to 450,000 shares of the Company's common stock was adopted.

             The Inspector of Election then reported that the proposal to ratify the selection of BDO Seidman as the Company's independent certified public accountants for the calendar year was adopted.

             The Secretary was instructed to file the Report of the Inspector of Election, the Oath of the Inspector and the Affidavit of Mailing with the minutes of the meeting and to file the list of stockholders, the proxies and the ballots with the official record of the Company.

             There being no further business to come before the meeting, upon motion duly made, seconded, and unanimously carried, the meeting was adjourned.


                                          /s/ Manuel C. Tan
                                          -----------------
                                          Manuel C. Tan
                                          President and Secretary of the Meeting

ATTEST:


/s/ Hsing Yen Liu
- -----------------
Hsing Yen Liu
Chairman of the Board



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